Free Writing Prospectus
Filed Pursuant to Rule 433
Filed January 6, 2025
Registration Statement Nos. 333-275606
and 333-275606-04

Free Writing Prospectus dated January 6, 2025

GM Financial Consumer Automobile Receivables Trust 2025-1

Issuing Entity

AFS SenSub Corp.

Depositor

Sponsor and Servicer

The depositor has prepared a prospectus which describes the notes to be issued by the issuing entity. You should review the prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The notes must receive at least the following ratings from Fitch Ratings, Inc., or Fitch, and Moody’s Investors Service, Inc., or Moody’s, in order to be issued.

	Fitch	Moody’s
Class A-1 Notes	F1+sf	P-1 (sf)
Class A-2-A Notes	AAAsf	Aaa (sf)
Class A-2-B Notes	AAAsf	Aaa (sf)
Class A-3 Notes	AAAsf	Aaa (sf)
Class A-4 Notes	AAAsf	Aaa (sf)
Class B Notes	AAsf	Aa2 (sf)
Class C Notes	Asf	A2 (sf)

Joint Bookrunners

Credit Agricole Securities	Deutsche Bank Securities	J.P. Morgan	Morgan Stanley	TD Securities

Co-Managers for the Class A Notes

Academy Securities	BMO Capital Markets	RBC Capital Markets	SMBC Nikko

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 807-6030.